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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11 OR §240.14a-12

COGENT COMMUNICATIONS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1015 31st Street
Washington, D.C. 20007
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON April 27, 2011

        The Annual Meeting of Stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company"), will be held on April 27, 2011, at 9:00 a.m., local time, at the Company's offices at 1015 31st Street, NW, Washington, D.C. 20007, for the following purposes:

  1.
  To elect seven directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected or appointed.

  2.
  To vote on the ratification of the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accountants for the Company for the fiscal year ending December 31, 2011.

  3.
  To hold a non-binding advisory vote on the compensation of Company's named executive officers.

  4.
  To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

  5.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Proxy Statement.

        The Board of Directors has fixed March 1, 2011 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

        The Company's Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2010 Annual Report to Stockholders for the fiscal year ended December 31, 2010.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

Ried Zulager, Secretary

Washington, D.C.
March 4, 2011

COGENT COMMUNICATIONS GROUP, INC.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held at 9:00 a.m., April 27, 2011

        The proxy statement and annual report to stockholders (Form 10-K) are available at: http://www.cogentco.com/en/about-cogent/investor-relations/reports.

        The materials available at the website are the proxy statement and annual report to shareholders (Form 10-K).

        The annual shareholder meeting will be held at 9:00 a.m. on April 27, 2011 at Cogent's offices at 1015 31st Street, NW, Washington, D.C. 20007. The matters to be covered are noted below:

  1.
  Election of directors;

  2.
  Ratification of appointment of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2011;

  3.
  Non-binding advisory vote on the compensation of Company's named executive officers;

  4.
  Non-binding advisory vote on the frequency of future advisory votes on executive compensation; and

  5.
  Other matters as may properly come before the meeting.

        The Board of Directors of Cogent recommends voting FOR Proposal 1—Election of Directors, FOR Proposal 2—Ratification of Appointment of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2011, FOR Proposal 3—Non-binding Approval of Executive Compensation, and FOR "Every Year" on Proposal 4—Frequency of Future Stockholder Non-binding Advisory Votes on Executive Compensation.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

1015 31st Street
Washington, D.C. 20007
(202) 295-4200

PROXY STATEMENT

        The Board of Directors of Cogent Communications Group, Inc. (the "Company"), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 27, 2011, at 9:00 a.m., local time, at the Company's offices at 1015 31st Street, NW, Washington, D.C. 20007, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company's 2010 Annual Report to Stockholders are first being mailed to stockholders on or about March 10, 2011.

VOTING SECURITIES

Voting Rights and Outstanding Shares

        Only stockholders of record on the books of the Company as of 5:00 p.m., March 1, 2011 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 45,904,844 shares of common stock, par value $0.001 per share.

        Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. In general, our Bylaws provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. Broker non-votes (which occur when a brokerage firm has not received voting instructions from the beneficial owner on a non-routine matter, as defined by under applicable rules and as discussed in greater detail below) and abstentions are counted for purposes of determining whether a quorum is present.

        Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company's Bylaws for approval of proposals presented to stockholders, including Proposals 1, 2 and 3. The outcome of Proposal 4 will be determined based on which option receives the affirmative vote of a plurality of the shares having voting power present in person or represented by proxy at the Annual Meeting.

  Proxies

        The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

  •
  delivering written notice of revocation to the Company, Attention: Ried Zulager;

  •
  delivering a duly executed proxy bearing a later date to the Company; or

  •
  attending the Annual Meeting and voting in person.

        Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted "FOR" the election of directors, "FOR" the ratification of the selection by the Audit Committee of Ernst & Young LLP as independent registered public accountants, "FOR" the non-binding approval of the compensation of the Company's named executive officers, "FOR" the holding of a non-binding advisory vote on executive compensation "every year" and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked.

        Proposals 1, 3 and 4 are matters considered non-routine under applicable rules. A broker or other nominee cannot vote on these matters without specific voting instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4.

        Proposal 2 is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters without specific voting instructions, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

        Broker non-votes will not be deemed to have voting power and thus will have no effect on voting. However, abstentions will be treated as present and having voting power, and accordingly will have the effect of a negative vote for purposes of determining the approval of Proposals 1, 2 and 3.

        The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

        The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or email.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Seven directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board of Directors shall be approved by a majority of the votes cast by holders of our common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

        In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

        Set forth below is certain information concerning the seven directors of the Company nominated to be elected at the Annual Meeting:

        Dave Schaeffer, age 54, founded our Company in August 1999 and is our Chairman of the Board of Directors, Chief Executive Officer and President. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999. Mr. Schaeffer serves as both Chairman and CEO because he is the founder of the Company and has successfully led the Company and the board since the Company was founded. For this reason he has been nominated to continue serving on the Board.

        Steven D. Brooks, age 59, has served on our Board of Directors since October 2003. Mr. Brooks is a private investor. He was Managing Partner of BCP Capital Management from 1999 to 2009. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks has been nominated to continue serving on the Board because of his extensive experience with firms such as Cogent and with public market activities of such companies. Having been involved with the Company since its early days he also brings extensive historical perspective to the Board.

        Erel N. Margalit, age 50, has served on our Board of Directors since 2000. Mr. Margalit has been Managing Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit serves on the board of directors (which also serves as the compensation committee in each case) of Sepaton, Inc., Animation Lab Ltd., Cyber-Ark Software, Ltd., Double Fusion Inc., Magink Display Technologies Inc., CyOptics, Inc., JVP Media Studio, L.P., Citypulse Ltd., PopTok Ltd., Siano Mobile Silicon, Inc., and Qlipso Media Networks Ltd. All of these companies are privately held. Mr. Margalit also serves on the board of directors of QLIK Technologies, Inc., which is listed on NASDAQ. A Jerusalem Venture Partners fund managed by him was a founding investor in Cogent. Mr. Margalit continues to play an active role in various technology ventures both in and outside the U.S. Mr. Margalit has been nominated to continue serving on the Board because of this extensive knowledge of the international technology market.

        Timothy Weingarten, age 35, has served on our Board of Directors since October 2003. Mr. Weingarten is the Chief Executive Officer of Visage Mobile. He is also a consultant to and former general partner of Worldview Technology Partners. From 1996 to 2000, Mr. Weingarten was a member of the telecom equipment research group at Robertson Stephens and Company. Mr. Weingarten is also a member of the board of directors of Visage Mobile, Zoove, Inc., and Ooma, Inc. He serves on the compensation committee of each of those companies and on the audit committee of Ooma and Visage. Mr. Weingarten has been nominated to continue serving on the Board because of his extensive knowledge of the U.S. venture capital backed companies making use of the Internet. The Board values this insight since Cogent's future growth depends to a great extent on the uses made of the Internet.

        Richard T. Liebhaber, age 75, has served on our Board of Directors since March 2006. Mr. Liebhaber was with IBM from 1954 to 1985, where he held a variety of positions. Subsequently, he served as executive vice president and member of the management committee at MCI Communications, and served on the board of directors of MCI from 1992 to 1995. From 1995 to 2001, Mr. Liebhaber served as managing director at Veronis, Suhler & Associates, a New York media merchant banking firm. He also serves on the board of JDS Uniphase, where he serves on the development and governance committees. Mr. Liebhaber has been nominated to continue serving on the Board because of his extensive operational experience with telecommunications companies.

        D. Blake Bath, age 48, has served on our Board of Directors since November 2006. He is the Chief Executive Officer of Bay Bridge Capital Management, LLC, an investment firm in Bethesda, MD. From 1996 until 2006, Mr. Bath was Managing Director at Lehman Brothers and, as a senior equity research analyst for Lehman Brothers, was Lehman's lead analyst covering wireline and wireless telecommunications services. Prior to joining Lehman Brothers he was the primary telecommunications analyst at Sanford C. Bernstein from 1992 to 1996. From 1989 to 1992 he was an analyst in the Strategic Planning and Corporate Finance organizations at MCI Communications. Mr. Bath has been nominated to continue serving on the Board because of his wide experience with the telecommunications industry which allows him to contribute a broad perspective to discussions about the Company's future activities and its place in the current competitive landscape.

        Marc Montagner, age 49, has served on our Board of Directors since April 2010. He is currently Managing Partner of Dupont Circle Partners. Until recently he was Executive Vice President of Strategy, Development and Distribution at LightSquared (formerly SkyTerra). Prior to joining LightSquared in February of 2009, Mr. Montagner was Managing Director and Co-Head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until August of 2006, he was Senior Vice President, Corporate Development and M&A with the Sprint Nextel Corporation. Prior to this, Mr. Montagner had the same responsibilities with Nextel Communications. Prior to 2002, Mr. Montagner was a Managing Director in the Media and Telecom Group at Morgan Stanley. Prior to joining Morgan Stanley, Mr. Montagner worked for France Télécom in New York where he was Head of Corporate Development for North America. He has been nominated to the Board due to his extensive experience in the telecommunications industry, specifically with respect to operational, financial and strategic matters.

        Unless marked otherwise, proxies received will be voted "FOR" the election of each of the nominees named above.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the election of all nominees named above.

 PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board has appointed Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2011. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2009 and 2010 are described under "Relationship with Independent Registered Public Accountants—Fees and Services of Ernst & Young LLP," below.

        We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

        Representatives of Ernst & Young LLP will be available by telephone at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for ratification. The Board recommends that stockholders vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2011. Unless marked otherwise, proxies received will be voted "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for 2011.

        In the event stockholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee and the Board. The Company believes that neither the Audit Committee nor the Board is obliged to make any such reconsideration under Delaware law, the rules of the stock exchange on which it is listed, or the rules promulgated by the Securities and Exchange Commission that frame certain specific obligations of the members of all public company audit committees with respect to the selection of independent registered public accountants. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for 2011.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on the following advisory resolution at the 2011 Annual Meeting of Stockholders:

          RESOLVED that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

        Although the stockholder's vote is advisory and non-binding upon our Board of Directors, our Board will take your vote into consideration when making future decisions regarding executive compensation. However, our Board of Directors and the Compensation Committee will retain full responsibility for determining the final compensation of the executive management of the Company.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval.

        As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company's executive compensation is designed to attract, reward and retain the executives of our Company in order to achieve our Company's corporate goals and to align the interests of the executives with the long-term interests of our stockholders. The compensation structure is modest by the standards of public companies and the Board believes that is at lower or equal levels as other, similar telecommunications and high tech companies. In summary, the Company has a simple and modest compensation structure that is tied to assessments of the Company's overall performance. The Board believes that this structure has been successful in recruiting and retaining its management team as evidenced by the Company's success and the low turnover of the management team.

        The Board urges stockholders to carefully read the "Compensation Discussion and Analysis" section of this Proxy Statement, which describes in more detail our executive compensation policies and procedures, as well as the Summary Compensation Table and other related compensation tables and the narrative discussion.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the resolution set forth above thereby approving the compensation of the named executive officers.

PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on the following advisory resolution at the 2011 Annual Meeting of Stockholders:

          Resolved, that the stockholders of Cogent Communications Group, Inc. (the "Company") recommends that the Board of Directors of the Corporation obtain an advisory vote on compensation with the following frequency:

    (1)
    Every Year

    (2)
    Every Two Years

    (3)
    Every Three Years

    (4)
    Abstain.

        Although your vote is advisory and non-binding upon our Board of Directors, our Board of Directors will carefully review the voting results and take it into consideration when determining the frequency of the stockholder's vote on executive compensation. In this proposal you are not voting to approve or disapprove any proposal or recommendation of our Board, but rather for the option you believe is the most appropriate (every one, two or three years) for holding stockholders advisory votes on the executive compensation.

        The outcome of this Proposal 4 will be determined based on which option receives the affirmative vote of a plurality of the shares having voting power present in person or represented by proxy at the Annual Meeting.

        After careful consideration of both the advantages and disadvantages of each frequency option, our Board of Directors has determined that the most appropriate policy for the Company is to hold stockholders advisory vote on executive compensation every year. Such annual votes will allow our stockholders to express their views and concerns without delay and thus provide our Board of Directors with direct feedback regarding its annual decisions on Company's executive compensation policies and practices.

Recommendation of the Board of Directors:

        The Board recommends a vote FOR "Every Year" for the frequency of future stockholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors met four (4) times during 2010 and acted once by unanimous written consent. Each director, during his term as director, attended all of the meetings of the Board. Each director, during his term as director, attended all of the meetings of the committees of the Board of which he was a member. All of the directors attended the annual meeting of stockholders. During 2010, the Board had a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

        Mr. Schaeffer serves as CEO and Chairman of the Board of Directors. He is the founder of the Company and owns approximately 6% of the Company's stock. His dual role was established 10 years ago when he founded the Company. The Board believes that at the Company's current stage of growth the Board is best served by a chairman who is involved with the Company on a full-time basis and is therefore able to bring great depth of knowledge about the Company to this role. The Board does not have a designated lead independent director.

        The Board's role in the Company is to provide general oversight of strategy and operations. As part of its oversight of operations it reviews the performance of Company and the risks involved in the operations of the Company. The Board and the Audit Committee receive regular reports on the status of the Company's internal controls and each has reviewed key operational risks. The Board's risk oversight role has no effect on its leadership structure as all directors other than Mr. Schaeffer are independent directors and therefore have no conflict that might discourage critical review.

  Nominating and Corporate Governance Committee

        We established our Nominating and Corporate Governance Committee in April 2005. During 2010, from January 1 to April 15, 2010, the members of this committee were Messrs. Brooks (Chairman), Liebhaber and Margalit. From April 15, 2010, the members of this committee are Messrs. Brooks (Chairman), Montagner and Margalit, each of whom are independent members of our Board. Our Board has adopted a charter governing the activities of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com under the "Corporate Governance" tab. Pursuant to its charter, the Nominating and Corporate Governance Committee's tasks include assisting the Board of Directors in identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting.

        The Nominating and Corporate Governance Committee seeks diversity in the membership of the Board. It does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead it and the Board seek candidates with a range of experience. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee's understood needs of the Board at that time. In addition, the Nominating and Corporate Governance Committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

        The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.

        The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least three months before the next annual meeting to ensure meaningful consideration by the Nominating and Corporate Governance Committee. See also "Stockholder Proposals" for Bylaw requirements for nominations.

        The Nominating and Corporate Governance Committee had four (4) formal meetings in 2010; all meetings were held in conjunction with a scheduled in-person meeting of the full board to accommodate the views of all members of the Board of Directors concerning its membership and constitution.

  Stockholder Communication with Board Members

        Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board's attention, or summaries thereof, are then forwarded to the Board has served the Board's and the stockholders' needs. In view of Securities and Exchange Commission, or SEC, disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company's corporate website at www.cogentco.com, any communications to the Board should be sent to it in care of the Secretary.

  Code of Conduct

        The Company's Code of Conduct may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

  Board Member Attendance at Annual Meetings

        The Company encourages all of its directors to attend the Annual Meeting of Stockholders. The Company generally holds a Board meeting coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the Annual Meeting.

  Director Independence

        Nasdaq Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board's inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq Marketplace Rules, the Board has determined that all of the directors nominated for election, other than Mr. Schaeffer, are independent.

  Audit Committee

        The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During 2010, from January 1 to April 15, 2010, the members of this committee were Messrs. Liebhaber (Chairman), Bath and Weingarten. From April 15, 2010, the members of this committee are Messrs. Liebhaber (Chairman), Bath and Montagner, each of whom is independent as the term "independence" is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Liebhaber, Bath and Montagner qualifies as a financial expert, as that term is defined in the Exchange Act. The responsibilities of this Audit Committee include:

  •
  the appointment, compensation, retention and oversight of our independent registered public accountants;

  •
  reviewing with our independent registered public accountants the plans and results of the audit engagement;

  •
  pre-approving professional services provided by our independent registered public accountants;

  •
  reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

  •
  reviewing the independence of our independent registered public accountants; and

  •
  reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

        The Audit Committee met seven (7) times during 2010 and did not act by unanimous written consent. The charter of the Audit Committee may be found under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

 Audit Committee Report

To the Board of Directors:

        We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2010.

        We have discussed with the independent registered public accountants, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the Nasdaq Stock Market and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61, as amended.

        We have received and reviewed the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Board of Directors caused the Form 10-K to be so filed.

Audit Committee:
Richard Liebhaber Marc Montagner D. Blake Bath

  Compensation Committee

        The Compensation Committee consists of Messrs. Bath, Margalit and Weingarten, each of whom is independent as the term "independence" is defined in the applicable listing standards of Nasdaq. Mr. Bath is chairman of the Compensation Committee. The Compensation Committee is responsible for determining compensation for our executive officers and other employees, and administering the compensation programs. The Compensation Committee had two (2) formal meetings in 2010 and did not act by unanimous written consent. In 2010 the functions of the Compensation Committee were largely undertaken by the full Board during closed executive session meetings held in conjunction with regularly scheduled in-person meetings of the Board and particularly at the Board meeting held in December 2010 attended by all members of the Board of Directors. Salary and equity compensation awards for all of the executive officers and key employees of the Company listed in this proxy statement were considered during these meetings and Mr. Schaeffer was absent from any discussions concerning his compensation. The charter of the Compensation Committee is available under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

 EXECUTIVE OFFICERS AND KEY EMPLOYEES

        Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Schaeffer is included under "Proposal—Election of Directors."

EXECUTIVE OFFICERS

        Thaddeus G. Weed, age 49, joined us in February 2000 and served as Vice President and Controller until May 2004 when he became our Chief Financial Officer and Treasurer. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services, Inc. where Mr. Weed undertook a broad range of financial management responsibilities. From

1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.

        Robert N. Beury, Jr., age 57, joined us in September 2000 and serves as Chief Legal Officer (Vice President and General Counsel) and Assistant Secretary. Prior to joining us, Mr. Beury served as Deputy General Counsel of Iridium LLC, a mobile satellite service provider, from 1994 to 2000. From 1987 to 1994, Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        R. Brad Kummer, age 62, joined us in February 2000 and serves as Vice President of Optical Transport Engineering and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining us at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Timothy G. O'Neill, age 55, joined us in January 2001 and serves as the Vice President of Field Engineering, Construction and Network Operations. He is responsible for network operation, construction and maintenance. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O'Neill was responsible for engineering, implementing and operating a network for internet access and layer 2 services.

        Mark A. Schleifer, age 42, joined us in October 2000 and serves as Vice President of IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, Incorporated, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of initiating customer service, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Jeffrey Karnes, age 39, joined us in May of 2004 and serves as Vice President of Global Sales and Chief Revenue Officer. Prior to joining us, Mr. Karnes served Vice President of Regional Sales at UUNet division of MCI Communications, where he had served in a number of positions in the sales organization since joining UUNet in 1995.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee of the Board of Directors is responsible for determining compensation changes for senior officers and employees in general. The Chief Executive Officer participates in the decision making by making recommendations to the committee. After informal discussion among the committee members and the CEO, recommendations for compensation changes are voted upon by the committee and the Board of Directors. The compensation changes take the form of specific amounts for the CEO and other executive officers and general guidelines for use by the CEO in determining compensation for other employees. Compensation changes are developed based upon the understanding of the CEO and the committee of the compensation of officers and employees in similar companies and the performance of the individual officers. Neither the CEO nor the committee has retained any third party consultants or engaged in any formal comparison of compensation at the Company to compensation at other companies.

        The method of compensation decision making actually employed by the Company does not lend itself to extensive analytical and quantitative disclosure. Most of the analysis that goes into compensation determinations is simply the subjective business judgment of the Company's CEO and the Board of Directors. Cogent is a small company, with approximately 570 employees, half of whom are sales people. Its salaries and bonuses are modest by the standards of public companies. The CEO has a salary of $326,353 (in 2011) and cash bonuses to senior management have rarely exceeded 5% of salary. Stock and option awards to senior management are also modest and generally are, the Company believes, at lower levels than other, similar telecommunications and high tech companies. In summary, the Company has a simple and modest compensation structure. Accordingly, the compensation decisions do not involve extensive analysis, but rather are based on the judgment of the Company's Board of Directors, its Compensation Committee, and its CEO, based on their experience, described below.

        Each member of the Compensation Committee has extensive personal experience with the determination of executive compensation. Blake Bath, the chairman of the committee, was an equity research analyst for 14 years and was involved with dozens of early stage telecommunication and internet companies that subsequently became public companies. As such, he reviewed the compensation of numerous senior executives, including the compensation of the founding CEOs of these companies. Erel Margalit is the founder of one of the venture capital funds that provided the Company with its initial investment and has managed venture capital funds for 15 years. During this time period, he has helped foster the growth of more than 60 companies in the U.S., Israel and Europe and has participated in the determination of CEO and executive compensation in dozens of cases. He was involved in the initial funding of the company when the CEO's compensation was initially determined. As an investor risking the money entrusted to him through his venture capital funds he has had the incentive and profit motive to effectively manage CEO compensation. Timothy Weingarten has been a venture capitalist for eight years. The funds with which he is affiliated were some of the initial investors in the Company when it was founded. He has served on the board of directors of seven companies in which the funds with which he is affiliated have invested. Serving on these boards he has participated in setting compensation for CEOs and other executives. The funds with which he is affiliated have invested in close to 100 companies. The fund managers have regularly discussed and debated executive compensation in the context of the decision of the funds to invest in these companies. He is also familiar with these issues in his role as CEO of Visage Mobile.

        With their combined experience as a starting point, the members of the Compensation Committee have considered the proposed compensation of the named executive officers. They have shared their views, based on their experience, with one another and come to a consensus decision on the proper level of compensation. The ultimate decision is a synthesis of each member's experience and views on proper compensation levels.

        The combined experience of the members of the committee, having seen hundreds of executives in start-up and other companies has given them a sense of the compensation that executives at various levels expect and the amount that must be paid to maintain a motivated executive who will not seek other employment. The Compensation Committee relies on this experience in determining that the awards granted to management are sufficient to retain the named executive officers and are comparable to compensation received by management at similar companies.

        The compensation philosophy of the CEO and the committee is to pay reasonable salaries in light of the perceived market for the skills of each individual hired, to avoid offering any perquisites (such as automobiles, club dues, etc.), to pay cash bonuses from time to time related to specific events, and to make equity grants that vest over time. The Company believes that this philosophy has been successful in recruiting and retaining its management team as evidenced by the Company's success and the low management turnover.

        The compensation of the CEO was originally determined in negotiations with the managers of the venture capital funds that initially invested in the Company in February 2000. At the same time he entered into an employment agreement that governs various aspects of his employment. His employment agreement is described below. The compensation of subsequently hired executive officers was determined in negotiations between the CEO and such executive officers and in consultation with the Board of Directors and the Compensation Committee and is governed by the terms of employment agreements. Subsequent adjustments to the compensation of executive officers have been made based upon the recommendation of the CEO after consultation with the Compensation Committee in the manner described above. Any change to any aspect of the compensation of the CEO is approved by the Board of Directors, excluding the CEO, upon recommendation from the Compensation Committee.

        The Company's current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, stock options and restricted stock. All Company executive officers also participate in the Company's benefit programs, including the Company's 401(k) plan and its medical, dental and other benefits plans on the same basis as other employees. Changes in all elements of compensation for all executive officers, including the CEO, have generally arisen from informal discussions among the CEO and the directors followed by formal recommendations by the CEO to the Compensation Committee and the board of directors.

        The Company's compensation components in 2010 were the same as in prior years—salary, cash bonus, and restricted stock. Changes in salaries over the years have been made on the basis of changes in responsibility and compensation for inflation. Cash bonuses have not been a significant part of compensation. Restricted stock and options (in prior years) have been used by the Compensation Committee to motivate the executives and link their interests to those of the stockholders. The elements are each viewed independently: salary increases to partially offset inflation; bonuses as a fairly immaterial element awarded primarily based on the CEO's and the Compensation Committee's subjective analysis of an employee's contributions and the Company's performance; and equity awards to motivate employees and align their interest with stockholders.

  Salary

        The Compensation Committee periodically reviews the compensation of the Company's Chief Executive Officer and each executive officer and, based on recommendations from the CEO, determines the compensation for each executive. In recent years the Company has given raises to all employees to partially compensate for general inflation. Specific executive officers have been given additional raises based on the officer's increased responsibilities as the Company has grown. The CEO and the committee members have determined the amount of these raises based on their experience as managers and directors without reference to studies or consultants. Consistent with its policy the Compensation Committee and the Board of Directors granted as of January 1, 2010 senior officers the same 1.0% salary increase granted to other employees. Effective January 1, 2011, the senior officers and other employees were granted a 1.0% salary increase.

  Bonus

        The Company's executive officers and employees have received cash bonuses based on accomplishing certain goals, and the subjective judgment of the Compensation Committee and the Board. The Compensation Committee and the Board of Directors have made specific awards to the CEO and others, specified the maximum awards for awards made by the CEO to executive officers other than himself, and determined the bonus pools for awards to non-executive employees. Subject to these limitations the Board has authorized the CEO to make bonus grants to executive officers and employees (other than the CEO). The CEO has also authorized specific cash bonuses to certain employees and officers for performance based on a qualitative assessment of performance. In all cases the Compensation Committee and the Board have reviewed and approved any bonus for the CEO.

        The Company's Chief Revenue Officer and Vice President of Global Sales, Jeff Karnes, is paid commissions once a quarter based on the achievement of the entire sales organization (North America and Europe) against a revenue quota for that quarter. The revenue quota for the entire sales organization is the sum of quotas assigned to each sales office. Within each sales office each sales person has a revenue quota assigned to him or her. The quota is an amount of revenue from new customers that the sales person is supposed to deliver. Salespersons are paid a commission based on the percentage of quota each achieves. Revenue, for the purpose of the quota and commission calculation, is the expected revenue from customers that have had the Company's service (Internet access and related services) installed during the relevant period. Revenue includes monthly recurring revenue and a portion of non-recurring revenue, such as installation charges. Mr. Karnes' revenue quota is based on the sum of the quotas for all sales offices. If the revenue generated by the entire sales organization for the quarter is 100% of Mr. Karnes' revenue quota, he will receive 100% of $15,000. If the percentage is more or less he receives a proportionally lesser or greater amount. For example if revenue were at 50% of his quota for the quarter, then he would be paid 50% of $15,000, or $7,500. If revenue were 200% of his quota he would receive $30,000.

        The Board and Compensation Committee made specific awards to several executives for work performed in 2010. These awards are set forth in the Summary Compensation Table, below.

  Options and Restricted Stock

        The Company has made awards of options and restricted stock to employees to align their interests with the Company's stockholders. Awards are not timed to material company events. The exercise price of the option awarded to an employee is the price of Company's common stock on the grant date.

        Vesting of options and restricted stock is based on continued employment with acceleration of vesting upon a change of control or, for some awards, if the executive is discharged other than for cause or resigns for good cause. Awards to senior officers are determined by the Compensation Committee and/or the full Board of Directors as appropriate, taking into account such factors as the nature of the participant's responsibilities and the business priorities of the Company. Awards to employees other than senior officers are made by the CEO pursuant to general guidelines established by the Compensation Committee and the Board. The restricted stock granted to our executive officers fully vests upon a change of control, even if the officer is not discharged. A change of control is defined as a transaction after which the current stockholders of the Company have less than 50% of the stock of the surviving entity, for example, a merger, sale of substantially all of the assets of the Company, or similar transaction. Permitting the officers to become fully vested upon a change of control and allowing this to occur without the executive being discharged provides, in the view of the Board of Directors, an incentive for the executives to pursue a transaction that could be beneficial for the stockholders even though the charge of control would create uncertainty with respect to the future of each officer.

        The intent of the Compensation Committee has been to use the awards of restricted stock and options to align the interests of management with the interests of the stockholders. The size of these awards was based primarily on the Compensation Committee's subjective experience with awards to CEOs that are the founder of the company and to other executives hired to build a start-up company. The Compensation Committee's intent has been to make awards that are sufficient to retain the executives and that are comparable to the compensation received by management in other, similar companies. The awards of restricted stock made by the Compensation Committee and the Board of Directors continue this practice. The stock vests over a period of years to provide an incentive for the executives to stay with the company.

        Mr. Schaeffer's stock awards have been substantially greater than the awards given to other executive officers. He was the founder of the Company and has been its CEO since inception. The Compensation Committee regards him as critical to the future prospects of the Company. Not only was he the founder of the Company but he has been primarily responsible for hiring every member of management, has led all of the Company's capital raising activities, and has actively managed the Company for its entire history. No detailed analysis went into the decision of the Compensation Committee on the award he has received. Instead, the size of the award was based primarily on the business experience of the Compensation Committee members with respect to the size of the ownership position of a founder and CEO.

        In 2010, the Board and the Compensation Committee made awards of restricted stock to the executive officers. The awards consisted of restricted stock that vests over time and restricted stock that may be received if certain performance measures are met. These awards are detailed in the Summary Compensation Table and other tables below.

  Severance and Change of Control Compensation

        Each of the senior managers is entitled to receive 6-12 months of salary and, in certain cases, acceleration of vesting in restricted stock and options. The specific amounts that each executive officer would receive are described below in the section titled "Employment Agreements and Other Potential Post-Employment Payments." The Compensation Committee and the Board believe these termination arrangements are necessary to secure and retain the services of experienced managers. Such arrangements are typical for executives. They serve a purpose in that they encourage executives to be receptive to changes, such as sale of the company or management changes, that benefit the company though they may place an individual executive at risk.

  Tax Deductibility of Compensation

        Section 162(m) of the U.S. Internal Revenue Code limits the Company's federal income tax deduction for certain executive compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers. The awards made to the CEO will cause his compensation to exceed $1,000,000 in most years and such compensation will not be fully deductible for federal income tax purposes.

 Summary Compensation Table

        The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer, our principal financial officer, and each of our three other most highly compensated executive officers, or our named executive officers, whose annual compensation equaled or exceeded $100,000 for the year three years ended December 31, 2010.

Name	Principal Position	Year	Salary	Bonus		GRANT DATE VALUE Stock Awards		Non-equity Incentive Plan Compensation	All Other Compensation (g)	TOTAL
Dave Schaeffer	CEO	2010	$323,122	$0		$3,664,800	(d)		$2,951	$3,990,873
		2009	$319,923	$0		$0			$3,704	$323,627
		2008	$313,650	$0		$8,535,600			$5,438	$8,854,688
Thaddeus Weed	CFO	2010	$249,920	$25,000	(a)	$1,193,880	(e)		$5,160	$1,473,960
		2009	$247,445	$10,000		$0			$4,689	$262,134
		2008	$237,692	$6,000		$474,200			$4,029	$721,921
Jeffrey Karnes	Chief Revenue Officer	2010	$242,342	$20,000	(b)	$586,368	(f)	$38,890	$4,444	$892,044
		2009	$239,942	$0		$0		$44,128	$4,425	$288,495
		2008	$235,238	$6,000		$474,200		$52,055	$4,006	$771,499
Robert Beury	Chief Legal Officer	2010	$247,392	$25,000	(c)	$586,368	(f)		$5,107	$863,867
		2009	$244,942	$7,500		$0			$5,200	$257,642
		2008	$235,238	$6,000		$474,200			$4,777	$720,215
Mark Schleifer	VP	2010	$240,187	$0		$586,368	(f)		$4,957	$831,512
		2009	$237,809	$0		$0			$4,905	$242,714
		2008	$233,146	$6,000		$474,200			$4,735	$718,081

(a)
Received for completion of note offering.

(b)
Received for completion of large customer contract.

(c)
Received for completion of note offering; 1/2 taken as cash, 1/2 waived in return for additional vacation

(d)
Consists of a restricted stock award of 360,000 shares made on April 15, 2010 valued at $10.18 per share. 160,000 of the 360,000 shares vest monthly at 10,000 shares per month beginning in January 2012. 200,000 of the 360,000 shares vest on April 1, 2013 but may vest more quickly if certain performance goals are met.

(e)
Consists of restricted stock awards of 96,000 shares made on April 15, 2010 and 20,000 shares made on November 3, 2010, valued at $10.18 and $10.83 per share, respectively. 36,000 of the 96,000 shares may be received if performance goals in 2010 through 2012 are met (12,000 per year maximum). 60,000 of the 96,000 shares vest over three years. The 20,000 shares vest over four years. The 20,000 shares replaced a prior award of 50,000 options with an (under water) strike price of $25.46. The incremental value of the new award compared to the old award was $91,800, calculated pursuant to Accounting Standards Codification 718.

(f)
Consists of restricted stock awards of 57,600 shares made on April 15, 2010 valued at $10.18 per share. 21,600 of the 57,600 shares may be received if performance goals in 2010 through 2012 are met. 36,000 of the 57,600 shares vest over three years (7,200 per year maximum).

(g)
Consists of employer matching amounts contributed to the Company's 401(k) defined contribution plan.

        In January 2010 and January 2011 the executive officers received a 1.0% salary increase which was the same percentage increase that was granted to all employees. This was intended simply to compensate (partially) for inflation. On February 2, 2011 Mr. Schaeffer received an award of 100,000 shares of restricted stock that will vest on February 2, 2014. That award is not reflected in the table above because it was made in 2011.

 Grants of Plan-Based Awards in Fiscal 2010

        The executive officers received grants of restricted stock in April 2010. A portion of the award will vest over time and another portion may vest if certain performance goals are met. Mr. Weed received an additional award in November 2010. The table and footnotes below detail the awards. Mr. Karnes commission has been paid on a continuing basis since he was hired. Mr. Karnes revenue quota is based on the sum of the quotas for all sales offices. If the revenue generated by the entire sales organization for the quarter is 100% of Mr. Karnes revenue quota, he will receive 100% of $15,000. If the percentage is more or less he receives a proportionally lesser or greater amount. For example if revenue were at 50% of his quota for the quarter, then he would be paid 50% of $15,000, or $7,500. If revenue were 200% of his quota he would receive $30,000.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(h)
									All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	NOTES	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(i)	Target (#)(i)	Maximum (#)(i)
Dave Schaeffer	4/15/2010	(a)							360,000	$3,664,800
Thaddeus Weed	4/15/2010	(b)							60,000	$610,800
	4/15/2010	(c)				0	27,000	36,000		$366,480
	11/3/2010	(d)							20,000	$216,600
Jeffrey Karnes	N/A	(e)	0	$60,000	unlimited
	4/15/2010	(f)							36,000	$366,480
	4/15/2010	(g)				0	16,200	21,600		$219,888
Robert Beury	4/15/2010	(f)							36,000	$366,480
	4/15/2010	(g)				0	16,200	21,600		$219,888
Mark Schleifer	4/15/2010	(f)							36,000	$366,480
	4/15/2010	(g)				0	16,200	21,600		$219,888

FOOTNOTES

(a)
Consists of a restricted stock award of 360,000 shares made on April 15, 2010 valued at $10.18 per share. 160,000 of the 360,000 shares vests monthly at 10,000 shares per month beginning in January 2012. 200,000 of the 360,000 shares vest on April 1, 2013 but may vest more quickly if certain performance goals are met.

(b)
Consists of restricted stock award of 60,000 shares made on April 15, 2010 valued at $10.18 per share vesting over three years.

(c)
Performance stock award plan adopted on April 15, 2010 under which up to 36,000 shares may be received over three years. Up to 12,000 shares may be received for performance in 2010, 2011, and 2012. Fair value determined using grant date stock price of $10.18 per share and assuming the maximum number of shares is earned each year.

(d)
Consists of restricted stock award November 3, 2010 of 20,000 shares valued at $10.83 per share that vest over four years. The 20,000 shares replaced a prior award of 50,000 options with an (under water) strike price of $25.46. The incremental value of the new award compared to the old award was $91,800, calculated pursuant to Accounting Standards Codification 718.

(e)
While in theory Mr. Karnes commission is unlimited it is in practice limited by the Company's ability to accept and install service for new customers.

(f)
Consists of restricted stock awards of 36,000 shares made on April 15, 2010 valued at $10.18 per share vesting over three years.

(g)
Performance stock award plan adopted on April 15, 2010 under which up to 21,600 shares may be received over three years. Up to 7,200 shares may be received for performance in 2010, 2011, and 2012. Fair value determined using grant date stock price of $10.18 per share and assuming the maximum number of shares is earned each year.

(h)
The payout consists of shares of restricted stock that will vest based on the level of performance. The number of shares that will vest is determined by the level of performance.

(i)
If the threshold level of the performance criteria is not met no award is received. If the intermediate level is reached 75% of the maximum is received. If the maximum level is reached 100% of the award is received.

        On February 2, 2011 Mr. Schaeffer received an award of 100,000 shares of restricted stock that will vest on February 2, 2014. That award is not reflected in the table above as it was made in 2011.

 Outstanding Equity Awards at Fiscal Year End

        The following table shows the information regarding the options and stock held by our named executive officers on December 31, 2010.

		OPTION AWARDS				STOCK AWARDS
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(j)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dave Schaeffer	(a)	—	—			120,000	$1,696,800
	(b)					160,000	$2,262,400
	(c)					200,000	$2,828,000
Thaddeus Weed	(k)	3,125	—	$4.88	10/26/2015
	(d)					834	$11,793
	(e)					6,250	$88,375
	(g)					60,000	$848,400
	(h)					20,000	$282,800
	(i)							36,000	$509,040
Jeffrey Karnes	(k)	10,000	—	$4.88	10/26/2015
	(e)					6,250	$88,375
	(f)					3,750	$53,025
	(g)					36,000	$509,040
	(i)							21,600	$305,424
Robert Beury	(k)	2,500	—	$4.88	10/26/2015
	(e)					6,250	$88,375
	(f)					3,750	$53,025
	(g)					36,000	$509,040
	(i)							21,600	$305,424
Mark Schleifer	(k)	3,125	—	$4.88	10/26/2015
	(e)					6,250	$88,375
	(g)					36,000	$509,040
	(i)							21,600	$305,424

FOOTNOTES

(a)
Shares vest monthly at 10,000 a month from January 1, 2009 to December 1, 2011

(b)
Shares vest monthly at 10,000 per month from January 1, 2012 to April 1, 2013

(c)
Shares vest on April 1, 2013 but may vest earlier if certain performance conditions are met.

(d)
Shares vest 25% on February 8, 2008, then in equal monthly installments for 36 months thereafter

(e)
Shares vest 25% on January 1, 2009 and quarterly thereafter until January 1, 2012

(f)
Shares vest 25% on June 20, 2008, then every three months for 36 months thereafter

(g)
Shares vest 33.3% on April 15, 2011, then 8.3% each quarter thereafter.

(h)
Shars vest 25% on November 3, 2011 and 6.25% quarterly thereafter.

(i)
Up to 1/3 of performance shares may vest each year for performance in 2010, 2011, and 2012.

(j)
Valued using the closing market price of our common stock on December 31, 2010—$14.14.

(k)
Fully vested.

 Option Exercises and Stock Vested Value

        The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2010, and the value of stock awards at the time of vesting for stock awards that vested during the year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting (a)
Dave Schaeffer	—	—	120,000	$1,173,900
Thaddeus Weed	—	—	10,000	$94,749
Jeffrey Karnes	—	—	12,500	$124,231
Robert Beury	—	—	12,500	$124,231
Mark Schleifer	—	—	5,000	$45,838

(a)
Valued using the market price of our common stock on the date the stock vested multiplied by the number of shares that vested.

Employment Agreements and Other Potential Post-Employment Payments

        Each of Messrs. Schaeffer, Weed, Beury, Karnes, and Schleifer entered into an employment agreement with us. Among other things, these agreements and the terms of the grants of options and restricted stock provide for certain benefits upon change of control, termination of employment without cause and resignation for "good reason". The agreements are as follows:

        Dave Schaeffer Employment Agreement.    Dave Schaeffer has an employment agreement that provides for his services as Chief Executive Officer. He also receives all of our standard employee benefits. If he is discharged without cause or resigns for "good reason" he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. Under the terms of the grants of restricted stock that have been made to him in the event of a change of control 100% of his then unvested restricted stock will vest immediately. The value on December 31, 2010 of the unvested restricted stock and options that could have vested pursuant to these provisions was $6,787,200. Had his employment been terminated without cause or had he resigned for "good reason" on December 31, 2010 he would have received a payment of $323,122 (equal to one year's salary). In addition he would have continued to vest in a portion of this restricted stock. The value on December 31, 2010 of that stock was $2,828,000. "Good reason" for resignation includes removal from his position as CEO or failure to elect him as chairman of the Board of Directors.

        Thaddeus Weed Employment Agreement.    Thaddeus Weed has an employment agreement under which he serves as Chief Financial Officer and Treasurer. In the event that his employment with us is terminated without cause or he resigns for good reason, the agreement entitles him to twelve months of salary and continuation of benefits for twelve months. Had this occurred on December 31, 2010 he would have received $249,920 (12 months salary). Under the terms of the grants of restricted stock he is also entitled to continued vesting of a portion of his restricted stock during his severance period. The value on December 31, 2010 of the unvested stock for which vesting would continue was $506,390. In the event of a change of control he becomes fully vested in his restricted stock. If this had occurred on December 31, 2010 the value of the restricted stock and options that would have vested was $1,231,354. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock and options will vest immediately and he will receive his severance payment as a lump sum.

        Robert N. Beury, Jr. Employment Agreement.    Robert Beury's employment agreement entitles him to twelve months of salary and twelve months of benefits in the event that his employment with us is terminated without cause or he resigns for good reason. Had this occurred on December 31, 2010 he would have received $247,392 (twelve months salary). Under the terms of the grants of restricted stock he is also entitled to continued of vesting a portion of his restricted stock during his severance period. The value on December 31, 2010 of the unvested stock for which vesting would continue was $254,347. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested. Had a change of control occurred on December 31, 2010 the value of the restricted stock that would have vested was $650,440. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately and he will receive his severance payment as a lump sum.

        Jeffrey Karnes Employment Agreement.    Jeffrey Karnes's employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he will receive six months salary and continuation of benefits for six months. Had this occurred on December 31, 2010 he would have received $121,171 (six months salary). Under the terms of the grants of restricted stock he is also entitled to continued vesting of a portion of his restricted stock during his severance period. The value on December 31, 2010 of the unvested stock for which vesting would continue was $169,510. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested. Had a change of control occurred on December 31, 2010 the value of the restricted stock that would have vested was $650,440. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately and he will receive his severance payment as a lump sum.

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he will receive six months salary and continuation of benefits for six months. Had this occurred on December 31, 2010 he would have received $120,094 (six months salary). Under the terms of the grants of restricted stock he is also entitled to continued vesting of a portion of his restricted stock during his severance period. The value on December 31, 2010 of the unvested stock for which vesting would continue was $169,510. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested. Had a change of control occurred on December 31, 2010 the value of the restricted stock that would have vested was $597,415. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately and he will receive his severance payment as a lump sum.

Director Compensation

        Based on Board action approved December 18, 2008, our non-management Board members were compensated in 2010 as follows for their services:

  •
  $125,000 for a full year of service on the Board, and

  •
  $1,000 cash per in-person board meeting for each non-management director.

        On January 2, 2010 each then current director received a cash payment of $75,000 and immediately used the entire payment to purchase common stock of the Company. On January 1, April 1, July 1, and October 1 of 2010 each director received an additional cash payment of $12,500. Mr. Montagner received a pro rata share of the annual director fee ($89,040) representing the portion of the year remaining following his election on April 15, 2010. He received $75,000 following his election and used the full amount to purchase common stock of the Company. The remainder of his pro rata annual director's fee, $14,040, was paid over the remainder of the year.

        The following table shows the amounts earned or paid in 2010.

Name	Fees Earned or Paid In Cash
Blake Bath	$128,000
Steven Brooks	$127,000
Richard Liebhaber	$129,000
Erel Margalit	$125,000
Timothy Weingarten	$129,000
Marc Montagner(a)	$92,040

(a)
Mr. Montagner was elected to the board on April 15, 2010 and received a pro rata share of the annual director fee.

        The compensation of David Schaeffer, who is a director and our Chief Executive Officer is disclosed in the Summary Compensation Table, above, and is therefore not shown in the Director Compensation table.

Equity Plan Information

        2004 Incentive Award Plan.    In 2004, we adopted our 2004 Incentive Award Plan (the "2004 Award Plan"). The 2004 Award Plan is intended to enhance and supplement the 2003 Award Plan (under which awards are no longer made) by broadening the types of awards that may be granted to employees and consultants and by providing for grants to directors. In addition to awards of restricted shares of common stock, the 2004 Award Plan provides us with the ability to award other equity-based incentive compensation, such as options to purchase shares of our common stock, stock appreciation rights, dividend equivalent rights, performance awards, restricted stock units, deferred stock and stock payments to employees, consultants and directors.

        The principal purpose for the adoption of the 2004 Award Plan was to promote the success of our business and enhance our value by linking the personal interests of employees, consultants and directors to our success and by providing these individuals with an incentive for outstanding performance. We believe that the 2004 Award Plan also gives us the flexibility to offer a variety of types of compensation and to remain competitive in recruiting and retaining qualified key personnel.

        We currently make all awards under our 2004 Award Plan, which has been approved by our stockholders. The following table provides information as of December 31, 2010 about outstanding options and shares reserved for future issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	678,291	$11.27	334,991
Equity compensation plans not approved by security holders	—	—	—

Total	678,291	$11.27	334,991

 COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is responsible for determining compensation for the Company's executive officers and other employees, and administering the 2004 Incentive Award Plan, the Company's management bonus plan and other compensation programs. The committee reviewed and discussed the Compensation, Discussion and Analysis with management and based on that review and discussion, recommended its inclusion in this proxy statement.

                      Compensation Committee:
                      D. Blake Bath
                      Erel Margalit
                      Timothy Weingarten

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2010:

  •
  Messrs. Bath, Margalit, and Weingarten served on the Compensation Committee;

  •
  None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $120,000;

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's Compensation Committee;

  •
  None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's Compensation Committee; and

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table provides summary information regarding beneficial ownership of our outstanding capital stock based on information available to the Company as of February 15, 2011, for:

  •
  each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  each of our directors and nominees to become a director; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. The information has been compiled by the Company from reports filed with the SEC and other information available to the Company. Shares of common stock that will vest or are subject to options currently exercisable or exercisable within the period 60 days after February 15, 2011, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

        Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31st Street, Washington, D.C. 20007. The shares of stock to which this table applies are shares of common stock. The Company has no other class of stock.

Name of Beneficial Owner	Amount Owned	Percent of Class
FMR LLC and affiliated entities (Fidelity Investments)(1) 82 Devonshire Street, Boston, MA 02109	6,194,548	13.50%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022(2)	2,520,188	5.49%
Morgan Stanley and affiliated entities(3) 1585 Broadway, New York, NY 10036	2,999,495	6.53%
Frontier Capital Management Co., LLC(4) 99 Summer Street, Boston, MA 02110	4,234,604	9.23%
Columbia Wanger Asset Management, LLC.(5) 227 W. Monroe Street, Suite 3000, Chicago, IL 60606	2,830,000	6.17%
Peninsula Capital Advisors, LLC and affiliated entities 404B East Main Street, Charlottesville, VA 22902(6)	4,200,000	9.15%
Directors and Officers:
Dave Schaeffer(7)	2,752,471	6.00%
Erel Margalit	34,700	*
Timothy Weingarten	37,976	*
Steven Brooks	15,650	*
Richard Liebhaber	46,030	*
Blake Bath	39,600	*
Marc Montagner	13,000	*
Thaddeus Weed(8)	124,124	*
Robert Beury(8)	87,125	*
Jeffrey Karnes(8)	102,403	*
Mark Schleifer(8)	65,725	*
Directors and executive officers as a group (13 persons)(9)	3,507,878	7.64%

*
Denotes less than 1% ownership.

(1)
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,301,708 shares or 7.209% of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,301,708 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Pyramis Global Advisors, LLC ("PGALLC"), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 100,020 shares or 0.218% of the outstanding common stock of the Company as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 100,020 shares and sole power to vote or to direct the voting of 100,020 shares of common stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company ("PGATC"), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 2,396,020 shares or 5.232% of the outstanding common stock of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 2,396,020 shares and sole power to vote or to direct the voting of 2,179,100 shares of common stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited ("FIL"), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 396,800 shares or 0.866% of the common stock outstanding of the Company. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 14, 2011.

(2)
BlackRock, Inc. has sole voting and dispositive power over 2,520,188 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G filed with the SEC on February 3, 2011.

(3)
The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. The securities are beneficially owned or may be deemed to be beneficially owned by certain operating units of Morgan Stanley and its subsidiaries and affiliates. Securities, if any, beneficially owned by any operating units of Morgan Stanley whose ownership of securities is disaggregated from that of the Morgan Stanley reporting units are not included. Morgan Stanley has sole voting power over 2,846,663 shares of our common stock and sole dispositive power over 2,999,495 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 9, 2011.

(4)
Frontier Capital Management Co., LLC reports sole voting power over 2,947,367 shares of common stock and sole dispositive power over 4,234,604 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G filed with the SEC on February 14, 2011.

(5)
Columbia Wanger Asset Management, LLC reports sole voting power over 2,830,000 shares of common stock and sole dispositive power over 2,830,000 shares of our common stock. All of the shares are held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management,LLC. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 10, 2011.

(6)
Peninsula Capital Advisors, LLC and Peninsula Investment Partners, L.P., an affiliate entity within the control of Peninsula Capital Advisors, LLC, share voting and dispositive power over 4,200,000 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 14, 2011.

(7)
Includes 2,752,471 shares of common stock, 2,745,721 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of the shares held by the trust. Also includes 560,000 shares of restricted stock that may be voted but remain subject to certain vesting provisions.

(8)
Consists of vested common stock and vested options.

(9)
Consists of Dave Schaeffer, Erel Margalit, Timothy Weingarten, Steven Brooks, Richard T. Liebhaber, D. Blake Bath, Marc Montagner, Robert Beury, Jeffrey Karnes, Mark Schleifer, Thaddeus Weed, R. Brad Kummer, and Timothy O'Neill.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

        We have employment agreements with certain of our named executive officers as described in "Employment Agreements and Other Potential Post-Employment Payments."

Our Headquarters Lease

        The Company's headquarters is located in an office building owned by a partnership (6715 Kenilworth Avenue Partnership). The two owners of the partnership are our Chief Executive Officer, Dave Schaeffer, who has a 51% interest in the partnership and his wife, Ruth Schaeffer, who has a 49% interest in the partnership. The Company paid $0.6 million in 2010 in rent and related costs (including taxes and utilities) to this partnership under a lease that expires in August 2012. The dollar value of Mr. Schaeffer's interest in the lease payments in 2010 was $0.3 million. The dollar value of Mrs. Schaeffer's interest in the lease payment in 2010 was $0.3 million. If Mr. Schaeffer's interest is combined with that of his wife then the total dollar value of his interest in the lease payments in 2010 was $0.6 million. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Approval of Related Party Transactions

        The Audit Committee, the Compensation Committee, and the independent directors review and approve related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2010 were timely met.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained. The policy requires an individual review by the committee in advance of each service to be provided by Ernst & Young LLP.

        Representatives of Ernst & Young LLP will not be present at the Annual Meeting but are expected to be available by telephone should there be questions that need to be addressed by them.

Fees and Services of Ernst & Young LLP

        The following table summarizes fees billed to us by Ernst & Young LLP for fiscal years 2009 and 2010; all services were pre-approved by the Audit Committee:

	Fees
Service	2009	2010
Audit Fees(1)	$1,366,000	$1,485,000
Audit-Related Fees	—	—
Tax Fees(2)	322,000	195,000

Total	$1,688,000	$1,680,000

(1)
Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to comfort letters and registration statements.

(2)
Tax fees included tax compliance, tax advice and tax planning.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended for inclusion in the Company's Proxy Statement for the Annual Meeting of Stockholders in 2011 must have been received by Ried Zulager, Secretary, Cogent Communications Group, Inc., 1015 31st Street NW, Washington, D.C. 20007, by January 15, 2011.

        The Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. These stockholder notices must set forth certain information specified in the Company's Bylaws.

 OTHER MATTERS

        The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

        A copy of the Company's 2010 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2010 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Group, Inc., Attn: Investor Relations, 1015 31st Street, Washington, D.C. 20007. Stockholders may also obtain a copy of the Form 10-K by accessing the Company's website at www.cogentco.com under the tab "About Cogent; Investor Relations; Reports."

By Order of the Board of Directors

Ried Zulager, Secretary

Washington, D.C.
March 4, 2011

With- For All For hold Except For Against Abstain (INSTRUCTIONS: to withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write that nominee’s name(s) in the space provided below.) 1. PROPOSAL – Election of Directors Nominees: Dave Schaeffer, Steven D. Brooks, Erel N. Margalit, Timothy Weingarten, Richard T. Liebhaber, D. Blake Bath and Marc Montagner. 2. PROPOSAL – To ratify the appointment of Ernst & Young, LLP as the Company’s Independent registered public accountants for the fiscal year ending December 31, 2011. 3. Non-binding advisory resolution approving the compensation of Company’s named executive officers; 4. Non-binding advisory vote on the frequency of future advisory votes on executive compensation; and 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3 AND FOR 1 YEAR FREQUENCY ON PROSAL 4. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the proposals are fully explained. X REVOCABLE PROXY COGENT COMMUNICATIONS GROUP, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2011 AT 9:00 A.M. The undersigned holder of common stock, par value $0.001, of Cogent Communications Group, Inc. (the “Company”) hereby appoints Robert N. Beury and Ried Zulager, or either of them, as proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 27, 2011 at 9:00 a.m. local time, at the Company’s offices at 1015 31st Street, NW, Washington, D.C. 20007, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS. PLEASE MARK VOTES AS IN THIS EXAMPLE Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. For Against Abstain One Two Three Year Years Years Abstain Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person. COGENT COMMUNICATIONS GROUP, INC. ç ç COGENT COMMUNICATIONS GROUP, INC. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held at 9:00 a.m., April 27, 2011 The proxy statement and annual report to shareholders (Form 10-K) are available at: http://www.cogentco.com/en/about-cogent/investorrelations/ reports The materials available at the website are the proxy statement and annual report to shareholders (Form 10-K). The annual shareholder meeting will be held at 9:00 a.m. on April 27, 2011 at Cogent's offices at 1015 31st Street, NW, Washington, D.C. 20007. The matters to be covered are noted below: 1. Election of Directors; 2. Ratification of Appointment of Ernst & Young LLP as Independent registered public accountants for the fiscal year ending December 31, 2011; 3. Non-binding advisory vote on the compensation of Company’s named executive officers; 4. Non-binding advisory vote on the frequency of future advisory votes on executive compensation; and 5. Other matters as may properly come before the meeting. The Board of Directors of Cogent recommends voting FOR Proposal 1 - Election of Directors, FOR Proposal 2 - Ratification of Appointment of Ernst & Young LLP as Independent registered public accountants for the fiscal year ending December 31, 2011, and FOR Proposal 3 - Non-binding approval of the compensation of company’s named executive officers and, FOR a 1 year frequency on Proposal 4. You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person. 5799

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON April 27, 2011
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held at 9:00 a.m., April 27, 2011
PROXY STATEMENT
VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 4 ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS AND COMMITTEES
Audit Committee Report
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal 2010
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested Value
Employment Agreements and Other Potential Post-Employment Payments
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS
OTHER MATTERS